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                                                                  Exhibit (e)(1)


                       ADVISORY SERVICES AGREEMENT BETWEEN
                        KRUPP GOVERNMENT INCOME TRUST II

                                       AND

                    KRUPP REALTY ADVISORS LIMITED PARTNERSHIP


         Agreement dated as of this 11th day of September, 1991, between KRUPP GOVERNMENT INCOME TRUST II (the "Trust"), a Massachusetts business trust, and KRUPP REALTY ADVISORS LIMITED PARTNERSHIP (the "Advisor"), a Massachusetts limited partnership.

                              W I T N E S S E T H:
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         WHEREAS, the Trust is a business trust organized under the laws of The
Commonwealth of Massachusetts, which intends to qualify as a real estate investment trust as defined in the Internal Revenue Code of 1986, as the same may be amended or modified from time to time (which, together with any regulations and rulings thereunder, is hereafter called the "Code"), and to invest its funds in the investments permitted in its Declaration of Trust;

         WHEREAS, the Trust is authorized to offer to the public during its Initial Public Offering up to 18,750,000 shares of beneficial interest (the "Shares");

         WHEREAS, the Trust has filed a registration statement with the Securities and Exchange Commission under the Securities Act of 1933, as amended, covering certain of its securities to be offered to the public, and the Trust may thereafter sell additional securities or otherwise raise additional capital;

         WHEREAS, the Trust desires to avail itself of the experience, sources of information, advice, assistance and certain facilities available to the Advisor and to have the Advisor undertake the duties and responsibilities hereinafter set forth, on behalf of and subject to the supervision of the Trustees (the "Trustees") of the Trust, all as provided herein; and

         WHEREAS, the Advisor is willing to render such services, subject to the supervision of the Trustees, on the terms and conditions hereinafter set forth:

         NOW, THEREFORE, in consideration of the mutual covenants herein contained, IT IS AGREED as follows:

         1. DUTIES OF ADVISOR. The Trust hereby retains the Advisor as investment advisor of the Trust to perform the services hereinafter set forth, and the Advisor hereby accepts such appointment, subject to the terms and conditions hereinafter set forth. The Advisor undertakes to use its best efforts to present to the Trust: (a) investment

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opportunities consistent with the investment policies and objectives of the
Trust; and (b) investment opportunities consistent with such investment programs as the Trustees may adopt from time to time. In performance of this undertaking, subject to the supervision and review of the Trustees and consistent with the provisions of the Trust's Declaration of Trust, the Advisor or its Affiliates shall:

                  (i) obtain, furnish and supervise the performance of such ministerial functions in connection with the management of the day-to-day operations of the Trust subject to the supervision of the Trustees;

                  (ii) exercise absolute discretion, subject to the Trustees' review, in decisions to acquire, retain, sell, service or negotiate future prepayment of Mortgages;

                  (iii) seek out, present and recommend investment opportunities consistent with the Trust's investment policies and objectives, and negotiate on behalf of the Trust with respect to potential investments or the disposition thereof;

                  (iv) when necessary, serve as the mortgagee of record for the Mortgages of the Trust and in that capacity hold escrows on behalf of mortgagors in connection with the servicing of Mortgages, which it may deposit with various banks including banks with which it may be affiliated;

                  (v) obtain for the Trust such services as may be required in acquiring and disposing of investments, disbursing and collecting the funds of the Trust, paying the debts and fulfilling the obligations of the Trust, and handling, prosecuting and settling any claims of the Trust, including foreclosing and otherwise enforcing Mortgages and other liens securing investments;

                  (vi) obtain for the Trust such services as may be required for property management, mortgage brokerage and servicing, and other activities relating to the investment portfolio of the Trust;

                  (vii) evaluate, structure and negotiate potential prepayments or sales of Mortgages, coordinating with government agencies and FNMA and FHLMC in connection therewith;

                  (viii) monitor and verify computations of Additional Interest payments and monitor operations and expenses of the properties underlying the Mortgages;

                  (ix) from time to time, or as requested by the Trustees, make reports to the Trust as to its performance of the foregoing services;

                  (x) exercise absolute discretion, subject to the Trustees' review, in any decision to list the Shares on any national securities exchange; and


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                  (xi) do all things necessary to assure its ability to render the services contemplated herein.


         2. FIDUCIARY RELATIONSHIP. The Advisor, as a result of its relationship with the Trust pursuant to this Agreement, stands in a fiduciary relationship with the Trust and its Shareholders. Accordingly, the Advisor will use its best efforts to present to the Trust suitable investments which are consistent with the investment objectives and policies of the Trust. Except for the allocation of investment opportunities between the Trust and Affiliates as described in the prospectus, the Advisor shall be obligated to present an investment opportunity to the Trust if (i) such opportunity is of a character which could be taken by the Trust, (ii) such opportunity is compatible with the Trust's investment objectives and policies and (iii) the Trust has the financial resources to take advantage of such opportunity, before the Advisor may take advantage of such opportunity for its own account or present or recommend it to others.

         3. NO PARTNERSHIP OR JOINT VENTURE. The Trust and the Advisor are not partners or joint venturers with each other and nothing herein shall be construed to make them partners or joint venturers or impose any liability as such on either of them.

         4. RECORDS. At all times, the Advisor shall keep books of account and records relating to services performed hereunder, which books of account and records shall be accessible for inspection by the Trust at any time during the ordinary business hours of the Advisor.

         5. REIT QUALIFICATION. Anything else in this Agreement to the contrary notwithstanding, the Advisor shall refrain from any action (including, without limitation, furnishing or rendering services to tenants of property or managing or operating real property) which, in its sole judgment made in good faith, or, in the judgment of the Trustees, provided that the Trustees give the Advisor written notice to such effect, would: (a) adversely affect the status of the Trust as a real estate investment trust pursuant to Sections 856 through 860 of the Code; (b) violate any law, rule, regulation or statement of policy of any governmental body or agency having jurisdiction over the Trust, or over its securities; or (c) be prohibited by the Trust's Declaration of Trust.

         6. BANK ACCOUNTS. The Advisor may establish and maintain one or more bank accounts in its own name and may collect and deposit in any such account, and disburse from any such account, any money on behalf of the Trust, under such terms and conditions as the Trustees may approve, provided that no funds in such account shall be commingled with funds of any other Person. From time to time and upon appropriate request, the Advisor shall render appropriate accounting of such collections and payments to the Trustees and the auditors of the Trust.

         7. BOND. If required by the Trustees, the Advisor will maintain a fidelity bond with a responsible surety company in such amounts as may be required by the Trustees, covering all directors, officers, employees and agents of the Advisor handling funds of the Trust and investment documents or records pertaining to investments of the Trust. Such bonds shall inure to the benefit of the Trust in respect of losses from acts of


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such directors, officers, employees and agents through theft, embezzlement, fraud, negligence, error or omission or otherwise. The premiums on such bond shall be paid by the Trust.

         8. INFORMATION FURNISHED TO THE ADVISOR.

                  (a) The Trustees shall, at all times, keep the Advisor fully informed with regard to the investment policy of + the Trust, including any specific types of Mortgages or investments desired, the desired geographical areas of investments, and any criteria or conditions established by the Trustees as to whether the Trust will make a particular investment, the capitalization policy of the Trust (including the policy with regard to the incurrence of indebtedness by the Trust) and their intentions as to the future operations of the Trust. In particular, the Trustees shall notify the Advisor promptly of their intention to sell or otherwise dispose of any of the Trust's investments, to make any new investment, to incur any indebtedness or to issue any additional Shares in the Trust.

                  (b) The Trust shall furnish the Advisor with a copy of all financial statements of the Trust, a signed copy of each report prepared by the independent certified public accountants, and such other information with regard to the Trust's affairs as the Advisor may from time to time reasonably request.

         9. CONSULTATION AND ADVICE. In addition to the services described above, the Advisor shall consult with the Trustees and shall, at the request of the Trustees, furnish advice and recommendations with respect to other aspects of the business and affairs of the Trust.

         10. DEFINITIONS. To the extent not defined below, capitalized terms used herein will have the meaning given to them in the Prospectus. As used herein, the following terms shall have the meanings set forth below:

                  (a) "ACCOUNTANTS" means Coopers & Lybrand, Boston Massachusetts, a successor thereto, or another firm of independent certified public accountants selected by the Trustees.

                  (b) "ACQUISITION EXPENSES" means expenses (other than the Acquisition Fee) incurred by the Trust relating to selection and acquisition of Mortgages, whether or not acquired, including the fees and expenses of lawyers, appraisers, engineers, architects and accountants, Affiliate costs, travel and communications expenses, costs of appraisals, non-refundable option payments on Mortgages not acquired, and accounting fees and expenses, but not fees and commissions paid by any Person to any Person in connection with the selection or purchase of any Mortgage by the Trust, whether designated as a real estate commission, acquisition fee, finder's fee, selection fee, non-recurring management fee, consulting fee or any fee of similar nature however designated and however treated for tax or accounting purposes, and not any loan fees ("points").


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                  (c) "ACQUISITION FEE" means a fee payable to the Advisor or its Affiliates equal to 2.5% of the Gross Proceeds for services rendered in connection with the origination or acquisition of mortgages by the Trust. In the event that any other fee or commission is incurred by any party, whether designated as a real estate commission, acquisition fee, finder's fee, selection fee, non-recurring management fee, consulting fee or any fee of similar nature however designated and however treated for tax or accounting purposes (but excluding Origination Fees and a development fee, if any, paid to any person not affiliated with the Sponsor in connection with the development of a project, after acquisition of land by the Trust), it shall be paid by the Advisor or its Affiliates out of the Acquisition Fee. In the event that the total of such other fees or commissions exceeds 2.5% of the Gross Proceeds, such excess will be paid by the Advisor or its Affiliates.

                  (d) "ADDITIONAL INTEREST" means Minimum Additional Interest, Shared Appreciation Interest, Shared Income Interest, Participating Appreciation Interest and Participating Income Interest, as those terms are defined in the Prospectus.

                  (e) "ADVISOR" means Krupp Realty Advisors Limited Partnership, or any other Person who is responsible for directing or performing the day-to-day business affairs of the Trust, including a Person to which the Advisor subcontracts substantially all such functions.

                  (f) "AFFILIATE" means, when used with reference to a specified Person, (i) any Person that directly or indirectly through one or more intermediaries controls or is controlled by or is under common control with the specified Person, (ii) any Person that is an officer of, partner in or trustee of, or serves in a similar capacity with respect to, the specified Person or of which the specified Person is an officer, partner or trustee, or with respect to which the specified Person serves in a similar capacity, and (iii) any Person that, directly or indirectly, is the beneficial owner of 10% or more of any class of voting securities of the specified Person or of which the specified Person is directly or indirectly the owner of 10% or more of any class of equity securities or in which the specified Person has a substantial beneficial interest. A person who is a partner in a partnership or joint venture with the Trust shall not be deemed an Affiliate of the Trust if such Person is not otherwise an Affiliate of the Trust as defined in the preceding sentence.

                  (g) "ASSET MANAGEMENT FEE" means the asset management fee payable to the Advisor under the provisions of this Agreement.

                  (h) "AVERAGE INVESTED ASSETS" means the average of the aggregate book value of the assets of the Trust for any period invested, directly or indirectly, in Mortgages, before reserves for depreciation or bad debts or


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                  similar non-cash reserves, computed by taking the average of such values at the end of each month during such period.

                  (i) "CASH FROM DISPOSITION OF MORTGAGES" means the cash received by the Trust as a result of a Repayment or Sale, including any Preferred Return Interest, Participating Appreciation Interest and Shared Appreciation Interest but excluding any other interest, less (i) all costs, expenses, debts and liabilities of the Trust required to be paid as a result of the repayment or sale and (ii) any reserves for contingent liabilities to the extent deemed reasonable by the Trust provided that, at the expiration of such period as the Trust shall deem advisable, the balance of such reserves shall be included in Cash from Disposition of Mortgages.

                  (j) "COMPETITIVE REAL ESTATE COMMISSION" means that real estate or brokerage commission paid for the purchase or sale of a property which is reasonable, customary and competitive in light of the size, type and location of such property.

                  (k) "CUMULATIVE RETURN ON INVESTED CAPITAL" means a percentage return equal to eleven percent (11%) per annum on Invested Capital calculated from the respective dates on which the sale of Shares to the Shareholders occur through the most recent fiscal year completed prior to the transaction giving rise to the computation. In calculating whether the Cumulative Return on Invested Capital has been satisfied, only distributions by the Trust of cash will be considered.

                  (l) "DECLARATION OF TRUST" means the declaration of trust, certificate or articles of incorporation or other governing instrument pursuant to which the Trust is organized as amended and/or amended and restated from time to time.

                  (m) "DIVIDEND" means a dividend paid by the Trust from any source (including mortgage interest payments, amortization, mortgage prepayments and, in the case of PIMs and PIMIS, cash flow and appreciation participation interests) in respect of the Shares. A Dividend may include a return of capital to the Shareholders and/or a payment of ordinary income, capital gain or items of tax preference.

                  (n) "FHA" means the Federal Housing Administration.

                  (o) "FHLMC" means the Federal Home Loan Mortgage Corporation.

                  (p) "FNMA" means the Federal National Mortgage Association.

                  (q) "GNMA" means the Government National Mortgage Association.

                  (r) "GROSS PROCEEDS" means the total proceeds from the sale of Shares pursuant to the Initial Public Offering of Shares before deductions for

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                  Organizational and Offering Expenses, sales commissions, the
                  Participator Serving Fee, the Non-Accountable Allowance, and due diligence reimbursement.

                  (s) "INDEPENDENT TRUSTEES" means the Trustees who: (i) are not affiliated, directly or indirectly, with the Advisor, whether by ownership of, ownership interest in, employment by, any material business or professional relationship with, or services as an officer or director of, the Advisor or its Affiliates; (ii) do not serve as a director or trustee for more than two other REITs organized by the Sponsor; and (iii) perform no other services for the Trust, except as Trustees. For this purpose, an indirect relationship shall include circumstances in which an immediate family member of a Trustee has one of the foregoing relationships with the Advisor or the Trust.

                  (t) "INITIAL PUBLIC OFFERING" means the offering of up to $375,000,000 shares pursuant to the Prospectus, which offering will commence on the date of the Prospectus and will end not later than two years from the date of the Prospectus.

                  (u) "INVESTED CAPITAL" means $20.00 per share less all Dividends which constitute: (i) proceeds from the Repayment or Sale of Mortgages; or (ii) Shared Appreciation Interest and Participating Appreciation Interest.

                  (v) "MBS" means guaranteed mortgage-backed securities issued or originated under or in connection with the housing programs of GNMA, FNMA, or FHLMC.

                  (w) "MORTGAGE" means collectively PIMIs (Insured Mortgages and Additional Loans), PIMs, Single-Family MBS, Multi-Family MBS, Operating Loans, Other Mortgages, or participations in any of the foregoing, which, under the REIT Provisions of the Code, would be considered to be qualifying real estate assets for the purposes of the Trust's qualification as a REIT.

                  (x) "NON-ACCOUNTABLE ALLOWANCE" means the allowance paid by the Trust through an Affiliate of the Advisor to the Sales Agent and selected dealers.

                  (y) "ORGANIZATIONAL AND OFFERING EXPENSES" means those expenses incurred in connection with, and in preparing the Trust for, registration under the federal and state securities laws and subsequently offering and distributing the Shares to the public, including certain marketing expenses and all advertising expenses but not including sales commissions, the Participation Servicing Fee, the Non-Accountable Allowance, or the


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                  Advisor's sales incentives paid to broker-dealers in
                  connection with the distribution of the Shares, or due diligence reimbursement.

                  (z) "ORIGINAL INVESTMENT" means $20.00 per Share.

                  (aa) "PARTICIPATION SERVICING FEE" means a fee paid to the Advisor or an Affiliate equal to 1.5% of the gross proceeds of the offering, prepaid for the servicing of the participation features of the PIMIs and PIMs, including, but not limited to, servicing the monthly receipt of Minimum Additional Interest, Participating Income Interest and Shared Income Interest as well as realization of Shared Appreciation Interest Participating Appreciation Interest and Preferred Return Interest and other activities related to realizing the Trust's participation interest.

                  (bb) "PERSON" means any individual, partnership, corporation, trust, governmental body or agency, or other entity of any type.

                  (cc) "PROPERTY MANAGEMENT FEE" means a fee paid to the Advisor or its Affiliates by the Trust in the event of a default on a Mortgage and subsequent foreclosure on the underlying property or receipt of deed in lieu of such foreclosure, if the Advisor or its Affiliates perform property management services with respect to such property. The fee shall be in an amount customarily charged in arm's-length transactions by other firms rendering comparable services for comparable properties in the localities where such properties are located, but in no event to exceed 5% of the gross receipts from residential properties under management (including all rent-up, leasing and re-leasing fees and bonuses, and leasing related services paid to any Person, except for locator services performed by non-Affiliates in certain geographic areas where such locator services are not customarily included in property management services). Such fees shall include any fees paid to any other person for property management services with respect to the properties under management by the Trust or its Affiliates.

                  (dd) "PROSPECTUS" means the Prospectus of the Trust used in connection with its public offering of Shares, as supplemented or amended.

                  (ee) "REAL ESTATE BROKERAGE FEE" means a fee paid to the Advisor or its Affiliates in the event that the Trust forecloses on a property securing a Mortgage and sells such property. Such fee shall be reasonable, customary and competitive, taking into consideration the size, type and location of the property provided, however, such fees shall be paid only if the Advisor or its Affiliates perform a substantial amount of services in the sales effort, in which case such fees shall not exceed the lesser of (i) one-half of the brokerage commission paid or (ii) three percent (3%) of the contracted for sales price.


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                  (ff) "REIT" means a real estate investment trust described in sections 856 through 860 of the Code (the "REIT Provisions").

                  (gg) "REPAYMENT OR SALE" means the repayment of principal or prepayment of a Mortgage to the extent classified as a return of capital for federal income tax purposes, the exercise by the Trust of its Repayment Rights, and the sale, exchange or other disposition of a Mortgage.

                  (hh) "SHAREHOLDERS" means holders of Shares.

                  (ii) "SHARES" means the shares of beneficial interest, without par value, of the Trust.

                  (jj) "SUBORDINATED INCENTIVE FEE" means a fee paid to the Advisor or an Affiliate equal to 4% of Cash from Disposition of Mortgages, payable only if all Shareholders have received an aggregate return equal to their Invested Capital and a Cumulative Return on Invested Capital equal to 11% on an annual noncompounded basis. In no event will the Subordinated Incentive Fee exceed an amount equal to 15% of Cash from Disposition of Mortgages remaining after payment to the Shareholders of an amount equal to the sum of (i) 100% of their Original Investments, and (ii) an annual cumulative return of 6% on such original Investments less all prior distributions of Cash from Disposition of Mortgages.

                  (kk) "TOTAL OPERATING EXPENSES" means all operating, general, and administrative expenses of the Trust as determined by generally accepted accounting principles exclusive of the expenses of raising capital, interest payments, taxes, non-cash expenditures (i.e., depreciation, amortization, bad debt reserve), the Subordinated Incentive Fee, and other costs related directly to a specific Mortgage investment by the Trust, such as expenses for originating, acquiring, servicing or disposing of a Mortgage.

                  (ll) "TRUSTEES" means any trustees of the Trust.

         11. ASSET MANAGEMENT FEE. The Trust shall pay to the Advisor as partial compensation for the services rendered to the Trust hereunder an Asset Management Fee equal to 0.75% of the Average Invested Assets of the Trust, per annum, payable quarterly, beginning in the twenty-fifth month after the date of the Prospectus.

         12. OTHER FEES OF THE ADVISOR.

                  (a) The Trust shall pay to the Advisor an Acquisition Fee for services rendered in connection with the acquisition of Mortgages in an amount equal to 2.5% of the Gross Proceeds. The Advisor and its Affiliates will be reimbursed on an accountable basis for Acquisition Expenses incurred up to 0.5% of the Gross Proceeds and will receive a non-accountable Acquisition Expense allowance of 1.5% of the Gross Proceeds. Acquisition Expenses in excess of 2% of the Gross Proceeds will be paid by the Advisor or Affiliates.


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                  (b) The Trust shall pay to the Advisor or its Affiliates a
Participation Servicing Fee equal to 1.5% of the Gross Proceeds, prepaid for the servicing of the participation features of the PIMs and PIMIs, including, but not limited to, servicing the monthly receipt of Minimum Additional Interest, Participating Income Interest and Shared Income Interest as well as realization of Shared Appreciation Interest, Participating Appreciation Interest and Preferred Return Interest and other activities related to realizing the Trust's participation interest.

                  (c) The Trust shall pay to the Advisor a Subordinated Incentive Fee equal to 4% of the Cash from Disposition of Mortgages; the payment of which fee being subordinated to the prior payment to Shareholders of an aggregate return equal to their Invested Capital plus an amount which equals an 11% per annum Cumulative Return on Invested Capital on a noncompounded basis. Once the Shareholders have received their Cumulative Return on Invested Capital, the Cash from Disposition of Mortgages shall be paid 100% to the Advisor or an Affiliate as a fee until it has received an amount equal to 4% of the Cash from Disposition of Mortgages, after which such cash shall be paid 96% as a Dividend to Shareholders and 4% as a fee to the Advisor or its Affiliates. In no event will the Subordinated Incentive Fee exceed an amount equal to 15% of Cash from Disposition of Mortgages remaining after payment to the Shareholders of an amount equal to the sum of (i) 100% of their Original Investments, and (ii) an annual cumulative return of 6% on such Original Investments less all prior distributions of Cash from Disposition of Mortgages.

                  (d) The Trust may pay to the Advisor or its Affiliates a Real Estate Brokerage Fee in the event the Trust forecloses on a property securing a Mortgage and sells such property. Such fee shall be reasonable, customary and competitive, taking into consideration the size, type and location of the property provided, however, such fees shall be paid only if the Advisor or its Affiliates perform a substantial amount of services in the sales effort, in which case such fees shall not exceed the lesser of (i) one-half of the brokerage commission paid or (ii) three percent (3%) of the contracted for sales price. In addition, the amount paid when added to the sums paid to unaffiliated parties in such a capacity shall not exceed the lesser of the Competitive Real Estate Commission or an amount equal to 6% of the contracted for sales price.

         13. COMPENSATION FOR ADDITIONAL SERVICES. In the event of a default on a Mortgage and subsequent foreclosure on the underlying property or a deed in lieu of such foreclosure, the Advisor or its Affiliates may perform property management services with respect to the properties underlying the Mortgages. In such event, the Trust may pay a Property Management Fee equal to an amount customarily charged in arm's-length transactions by other firms rendering comparable services for comparable properties in the localities where such properties are located, but in no event to exceed 5% of the gross receipts from residential properties under management (including all rent-up, leasing and re-leasing fees and bonuses, and leasing related services, paid to any Person, except for locator services performed by non-Affiliates in certain geographic areas where such locator services are not customarily included in property management services). Such fees shall include any fees paid to any other Person for property management services with respect to the properties under management by the Trust or its Affiliates.


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         14. STATEMENTS. Prior to the payment of any fees hereunder, the Advisor shall furnish to the Trust a statement showing the computation of the fees, if any, payable under Sections 11, 12 and 13 hereof.

         15. EXPENSES OF THE TRUST.

                  (a) The Trust shall pay all of its expenses. Without limiting the foregoing, it is specifically agreed that the following expenses of the Trust shall be paid by the Trust and shall not be paid by the Advisor:

                  (i) The cost of money borrowed by the Trust;

                  (ii) taxes on income and taxes and assessments on real property and all other taxes applicable to the Trust;

                  (iii) fees and expenses paid to independent contractors, mortgage servicers, consultants, managers and other agents employed by or on behalf of the Trust;

                  (iv) expenses directly connected with the acquisition, ownership, and disposition of investments, or other property and with the purchase of Mortgages (including the costs of foreclosure, insurance premiums, legal services, brokerage and sales commissions, maintenance, repair and improvement of property);

                  (v) expenses of maintaining and managing real estate equity interests, processing and servicing mortgage and other loans and managing the Trust's other investments;

                  (vi) insurance coverage in connection with the business of the Trust (including, to the extent permitted under the Declaration of Trust, officers' and Trustees' liability insurance);

                  (vii) the expenses of revising, amending, converting, modifying or terminating the Trust or revising, amending or modifying its organizational documents;

                  (viii) expenses connected with payments of Dividends or interests or distributions in cash or any other form made or caused to be made by the Trustees to Shareholders;

                  (ix) all expenses connected with communications to Shareholders and other bookkeeping and clerical work necessary in maintaining relations with the Shareholders, including the cost of printing and mailing share certificates, proxy solicitation materials and reports to Shareholders;

                  (x) the cost of any accounting, statistical or bookkeeping equipment necessary for the maintenance of the books and records of the Trust;

                  (xi) transfer agent's and registrar's fees and charges; and


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                  (xii) other legal, accounting and auditing fees and expenses as well as any costs incurred in connection with any other litigation in which the Trust is involved and in the examination, investigation or other proceedings conducted by any regulatory agency with respect to the Trust.

                  (b) The Trust shall reimburse the Advisor and its Affiliates for: (i) the actual costs to the Advisor or its Affiliates of goods, materials and services used for and by the Trust obtained from unaffiliated parties; (ii) administrative services necessary to the operation of the Trust; (iii) the cost of certain personnel employed by the Trust and directly involved in the organization and business of the Trust including persons who may be employees or officers of the Advisor and its Affiliates; and (iv) legal, accounting, transfer agent, data processing, duplicating and investor communications services performed by employees or officers of the Advisor and its Affiliates which could be performed directly for the Trust by independent parties. The amounts charged to the Trust for services performed pursuant to clause (ii) above will not exceed the lesser of: (a) the actual cost of such services; or (b) the amount which the Trust would be required to pay to independent parties for comparable services. No reimbursement will be allowed to the Advisor or its Affiliates for services performed pursuant to clause (ii) above unless the Advisor or its Affiliates have the appropriate experience and expertise to perform such services.

                  (c) The Trust will reimburse the Advisor for any travel expenses incurred in connection with the services provided hereunder and for advertising expenses incurred by it in seeking any investments or seeking the disposition of any investments held by the Trust.

         16. LIMITATION ON EXPENSES, REFUND AND COMPENSATION.

                  (a) The annual Total Operating Expenses of the Trust may not exceed in any fiscal year the greater of: (1) 2% of the Average Invested Assets of the Trust during such fiscal year; or (2) 25% of the Trust's Net Income during such fiscal year. The Independent Trustees have a fiduciary responsibility to limit the Trust's annual Total Operating Expenses to amounts that do not exceed the limitations described above. The Independent Trustees may, however, determine, with the approval of the California Commissioner of Corporations, that a higher level of Total Operating Expenses is justified for a given fiscal year because of unusual or non-recurring expenses.

                  Within 60 days after the end of any fiscal quarter of the Trust for which Total Operating Expenses (for the 12 months then ended) exceeded both 2% of the Average Invested Assets of the Trust and 25% of the Trust's Net Income, there shall be sent to Shareholders a written disclosure of such fact. If the Independent Trustees determine that such higher Total Operating Expenses are justified, such disclosure will also contain an explanation of the Independent Trustees conclusion. In the event the Independent Trustees determine that such excess expenses are not justified, the Advisor shall reimburse the Trust for the excess amount within 60 days after the end of the Trust's fiscal year.


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

                  (b) The Declaration of Trust provides that the Independent Trustees are to determine at least annually that the amount of compensation which the Trust contracts to pay the Advisor is reasonable in relation to the nature and quality of the services performed, based on the factors set forth in the Declaration of Trust and such other factors as they deem relevant, including the size of the fee in relation to size, composition and profitability of the portfolio of the Trust, the success of the Advisor in generating opportunities that meet the investment objectives of the Trust, the rates charged to other REITs and to investors other than REITs by advisors performing similar services, the amount of additional revenues realized by the Advisor and its Affiliates for other services performed for the Trust, the quality and extent of service and advice furnished by the Advisor, the performance of the investment portfolio of the Trust and the quality of the portfolio of the Trust in relationship to the investments generated by the Advisor for its own account.

         17. OTHER ACTIVITIES OF ADVISOR. Nothing in this Agreement shall prevent the Advisor or any of its officers, directors or employees or any of its Affiliates from engaging in other business activities related to real estate, mortgage investments or other investments whether similar or dissimilar to those made by the Trust or from acting as advisor to any other person or entity having investment policies whether similar or dissimilar to those of the Trust (including another real estate investment trust).

         18. TERM; TERMINATION OF AGREEMENT. This Agreement shall continue in force for a period of one year from the date of the commencement of the offering. Thereafter, it may be renewed annually, subject to an evaluation of the performance of the Advisor by the Trustees. Notice of renewal shall be given in writing by the Trust to the Advisor not less than 60 days before the expiration of this Agreement or of any extension thereof.

         This Agreement shall be terminable (i) without cause by the Advisor or
(ii) without cause by a majority of the Independent Trustees, each without penalty, and each upon 60 days' prior written notice to the non-terminating party.

         In the event of the termination of the Advisor, the Advisor will cooperate with the Trust and take all reasonable steps requested to assist the Trustees in making an orderly transition of the advisory function.

         19. AMENDMENTS. This Agreement shall not be changed, modified, terminated or discharged in whole or in part except by an instrument in writing signed by both parties hereto, or their respective successors or assigns, or otherwise as provided herein.

         20. ASSIGNMENT. This Agreement may not be assigned by the Advisor, without the written consent of the Trust, except to a corporation or other person which controls, is controlled by, or is under common control with the Advisor, or a corporation, association, trust or other successor organization which may take over the property and carry on the affairs of the Advisor. Any assignee of the Advisor shall be bound hereunder to the same extent as the Advisor. This Agreement shall not be assigned by the Trust without the written consent of the Advisor, except to a corporation, association, trust or other organization which is a successor to the Trust. Such successor shall be bound hereunder to the same extent as the Trust. Notwithstanding anything to the contrary contained herein, the economic rights and obligations of the Advisor hereunder, including the right to receive all compensation hereunder, may be sold, transferred or assigned by the Advisor without the consent of the Trust.

         21. ACTION UPON TERMINATION. From and after the effective date of termination of this Agreement, pursuant to Section 18 hereof, the Advisor shall not be entitled to compensation for further service rendered hereunder but shall be paid all compensation and reimbursed for all expenses accrued through the date of termination, including a proportionate share of any Subordinated Incentive Fee which may be payable pursuant to Section 12(c) as a result of any subsequent maturing, disposition, financing or retirement of an investment by the Trust based upon the portion of the total period that the investment was held by the Trust that the Advisor served as investment advisor. The Advisor shall forthwith upon such termination:

                  (a) pay over to the Trust all moneys collected and held for the account of the Trust pursuant to this Agreement, after deducting any accrued compensation and reimbursement for its expenses to which it is then entitled;

                  (b) deliver to the Trust a full accounting, including a statement showing all payments collected by it and a statement of all moneys held by it, covering the period following the date of the last accounting furnished to the Trust; and

                  (c) deliver to the Trust all property and documents of the Trust then in the custody of the Advisor.

         22. INCORPORATION OF THE DECLARATION OF TRUST. To the extent the Declaration of Trust imposes obligations or restrictions on the Advisor or grants the Advisor certain rights which are not set forth in this Agreement, the Advisor shall abide by such obligations or restrictions and such rights shall inure to the benefit of the Advisor with the same force and effect as if they were set forth herein.

         23. MISCELLANEOUS. The Advisor assumes no responsibility under this Agreement other than to render the services called for hereunder in good faith, and shall not be responsible for any action of the Trust in following or declining to follow any advice or recommendations of the Advisor. Neither the Advisor, its shareholders, directors, officers nor employees shall be liable to the Trust, the Shareholders or to any successor or assignee of the Trust, except by reason of acts constituting negligence or misconduct, as long as the course of conduct was determined in good faith to be in the best interests of the Trust. The Advisor hereby agrees to look solely to the assets of the Trust for satisfaction of all claims against the Trust, and in no event shall any Shareholder, Trustee, officer or agent of the Trust have any personal liability for the obligations of the Trust under this Agreement.

         24. NOTICES. Any notice, report or other communication required or permitted to be given hereunder shall be in writing, and shall be given by delivering such notice by hand or by certified mail, return receipt requested, postage prepaid, at the following address of the parties hereto:

                  Krupp Government Income Trust II
                  470 Atlantic Avenue
                  Boston, Massachusetts 02210

                  Krupp Realty Advisors Limited Partnership
                  470 Atlantic Avenue
                  Boston, Massachusetts 02210

         Either party may at any time change its address for the purpose of this
Section 24 by like notice.

         25. HEADINGS. The section headings hereof have been inserted for convenience of reference only and shall not be construed to affect the meaning, construction or effect of this Agreement.

         26. GOVERNING LAW. The provisions of this Agreement shall be construed and interpreted in accordance with the laws of The Commonwealth of Massachusetts as at the time in effect.

         IN WITNESS WHEREOF, the undersigned have caused this agreement to be signed as of the day and year first above written.

                                       KRUPP GOVERNMENT INCOME TRUST II


                                       By:  /s/ Laurence Gerber
                                            ------------------------------------
                                            Name:  Laurence Gerber
                                            Title:



                                       KRUPP REALTY ADVISORS LIMITED PARTNERS


                                       By:  KMI Corporation, its general partner


                                       By:  /s/ David F. Marshall
                                            ------------------------------------
                                            Name:  David F. Marshall
                                            Title: President


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